Contact Person:  Robert D. O'Donnell                     (732) 863-9000

PRESS RELEASE

                         COMMUNITY BANCORP OF NEW JERSEY
                              ANNOUNCES RESIGNATION


Freehold, NJ - Community Bancorp of New Jersey ("CBNJ") announced today that Michael Bis, the Company's Chief Financial Officer, had submitted his resignation. Mr. Bis, who joined the Company as Comptroller in 1998, intends to pursue other business opportunities.

     Mr. Robert D. O'Donnell, President and CEO of CBNJ, stated: "We appreciate Mike's work for the Company over the years and wish him the best in his future endeavors."

     Community Bancorp of New Jersey is the holding company for the Community Bank of New Jersey, a New Jersey chartered commercial bank with eight offices located in Monmouth County, New Jersey. At June 30, 2003, the Company had total assets of $389.5 million, an increase of 17% over total assets at year end 2002. For the six months ended June 30, 2003, the Company reported net income of $1,217,000, or basic and diluted earnings per share of $0.36 and $0.34, respectively, compared to net income of $704,000, and basic and diluted earnings per share of $0.21 and $0.20, respectively, for the year ago period.